Filed Pursuant to Rule 433

Registration No. 333-126811

Barclays Bank plc

5 Year 100% Principal Protected Notes

linked to Global Basket of Indices

132% Participation

At maturity, you will receive back your Principal plus a payment linked to the growth of the Basket. If the Basket is up, you will receive 132% of the appreciation in the Basket. If the Basket is flat or negative, you will receive back only your Principal. A more detailed description is available in the Prospectus.

Issuer	Barclays Bank PLC (AA/Aa1)

Currency	USD

Nominal Issue Size	USD 8,000,000

Denomination / Principal	USD 1,000

Issue Price	100%

Trade Date	24 APRIL 2006

Strike Date	25 APRIL 2006

Issue Date	27 APRIL 2006

Valuation Date	26 APRIL 2011

Maturity Date	28 APRIL 2011

Underlying	A basket composed of 3 indices in the following weights:

	i	Index(i)	W(i)	Bloomberg Ticker
	1	S&P 500	50%	SPX
	2	Eurostoxx 50	25%	SX5E
	3	Nikkei 225	25%	NKY

Coupon	None

Redemption Amount

On the Maturity Date, the Issuer shall pay to the Note holder in respect of each Note an amount determined as follows:

If the Basket Performance is greater than 0%: Principal x (100% + Basket Performance);

If the Basket Performance is equal to or less than 0%: Principal x 100%.

Participation	132%

Basket Performance	Participation *

where, Index(i) Final = Closing price of each Index(i) on the Valuation Date; and Index(i) Initial = Closing price of each Index(i) on the Strike Date; and W(i) = Weighting of each Index(i)

Secondary Market	Barclays Capital Inc. may at its sole discretion indicate bid and offer prices on the Notes, subject to market conditions up to the Maturity Date.

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

Cusip Number	06738CJY6

Periodic Interest	None

Business Days	New York

Business Day Convention	Modified Following

Calculation Agent	Barclays Bank PLC

Listing	None

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor - Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is for information purposes only and is not a confirmation of a transaction. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. The information contained in these materials is confidential. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Information contained in these materials may be derived from sources generally believed to be reliable, but no warranty is made that such information is accurate, complete or fair and should not be relied on as such. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change without notice.

In the event that Barclays were to enter into a transaction with you, Barclays will do so as principal (and not as agent or in any other capacity, including, without limitation, as your fiduciary, advisor or otherwise). As a principal, Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Neither Barclays, nor any affiliate, nor any of their respective directors, partners, officers, employees or representatives accepts any liability whatsoever for any direct or consequential loss arising from any use of these materials or their content; and any of the foregoing may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or Basket, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

These materials are directed at persons who have professional experience in matters relating to investments. The investments to which these materials relate are available only to such persons and will be entered into only with such persons.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.